CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the 2007 Equity Incentive Plan, as amended, the 1997 Employee Stock Purchase Plan, as amended, the Non-Plan Inducement Stock Option Grants and the Non-Plan Inducement Restricted Stock Unit Grants, of our reports dated March 12, 2024 relating to the consolidated financial statements of Heron Therapeutics, Inc. (the “Company”) as of and for the years ended December 31, 2023 and 2022 and internal control over financial reporting as of December 31, 2023, included in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2023.

WithumSmith+Brown, PC

San Francisco, California

August 6, 2024